Exhibit 99.1

Gentherm Reports 2022 Third Quarter Results

Announces Record Quarterly Revenue, including Record Organic Quarterly Revenue

Secured the First Combined Award for Thermal and Pneumatic Comfort

Maintains Total Company 2022 Guidance

NORTHVILLE, Michigan, November 2, 2022 /Global Newswire/ - Gentherm (NASDAQ:THRM), a global market leader of innovative thermal management and pneumatic comfort technologies, today announced its financial results for the third quarter ended September 30, 2022.

Third Quarter Highlights

•
Product revenues of $333.0 million increased 36.8% from $243.4 million in the 2021 third quarter, resulting in the highest quarterly revenue in company history, as well as the highest quarterly organic revenue of $290.4 million excluding revenues from the acquired businesses
o
Excluding the impact of foreign currency translation, product revenues increased 44.4% year over year
o
Excluding the impact of foreign currency translation and acquisitions, product revenues increased 27.0% year over year
•
GAAP diluted earnings per share was $0.29 as compared to $0.47 in the prior-year period
•
Adjusted earnings per share (see table herein) was $0.70 as compared to $0.51 in the prior-year period
•
Secured automotive new business awards totaling $430 million
•
Announced the first combined award for thermal and pneumatic comfort for one of the largest global electric vehicle (EV) manufacturers

Phil Eyler, the Company's President and CEO, said “Our third quarter results validate the effectiveness of our focused growth strategy and demonstrate our unique position to capitalize on industry megatrends in the mid and long term. As we mark the completion of the initial quarter since closing the acquisition of Alfmeier, we and our customers have already begun benefitting from Gentherm’s expanded value proposition. Demand for our thermal and pneumatic massage and lumbar comfort solutions, especially in the electric vehicle (EV) market, continues to be strong – evidenced by the milestone achievements of our third quarter. First, we won our inaugural combined award for thermal and pneumatic comfort with one of the largest global EV manufacturers. Second, we recently announced that the 2024 Cadillac CELESTIQ will be the first-to-market vehicle to feature Gentherm’s ClimateSense® four-zone microclimate system as standard equipment. These awards underscore the growing traction of our innovative solutions.”

“I am extremely proud of the global Gentherm team for driving ground-breaking innovation, outperforming light vehicle production, stringently managing costs and delivering record quarterly revenue despite a challenging industry backdrop” continued Eyler.

2022 Third Quarter Financial Review

Product revenues of $333.0 million increased $89.6 million, or 36.8%, in the third quarter of 2022 as compared to the prior-year period. Excluding the impact of foreign currency translation, product revenues increased 44.4% year over year. On a comparable basis, adjusting for acquisitions and foreign currency translation, product revenues increased 27.0% year over year.

The company added $41.3 million in revenue resulting from the acquisition of Alfmeier effective August 1, 2022. Alfmeier grew 16.9% from the comparable prior-year two-month period, excluding the impact of foreign currency translation.

Automotive revenues increased 38.4% year over year, driven by contribution from the acquisition of Alfmeier as well as growth in Steering Wheel Heaters, Climate Controlled Seat, Seat Heaters, Battery Performance Solutions, and Other Automotive. Adjusting for foreign currency translation and the Alfmeier acquisition, Automotive revenues increased 28.5% year over year. According to S&P Global Mobility, actual light vehicle production increased by 25.8% when compared to the third quarter of 2021 in the Company’s key markets of North America, Europe, China, Japan, and Korea.

Gentherm Medical revenue increased 0.5% year over year, 4.1% excluding the impact of foreign currency translation, driven by a $1.2 million contribution from the acquisition of Dacheng Medical.

See the “Revenue by Product Category” table included below for additional detail.

The gross margin rate decreased to 24.1% in the current-year period versus 28.5% in the prior-year period, primarily as a result of wage and material inflation, the industry-wide supply chain disruptions, the acquired Alfmeier business having a lower gross margin rate relative to the Company’s organic business, as well as the negative impact from foreign currency translation. These were partially offset by fixed cost leverage from higher unit volume and cost recoveries from customers.

Net research and development expenses of $22.7 million in the third quarter of 2022 increased $2.1 million, or 10.1%, primarily as a result of the additional expenses from the Alfmeier business and increased investments in ClimateSense and battery performance solutions.

Selling, general and administrative (SG&A) expenses of $34.9 million in the third quarter of 2022 increased $7.5 million, or 27.5%, versus the prior-year period. The year-over-year increase was primarily driven by $7.5 million of expenses associated with the Alfmeier and Dacheng acquisitions and additional expenses from the acquired businesses, partially offset by lower incentive compensation.

Acquisition expenses of $11.3 million in the current-year period were $11.3 million higher than the prior-year period as a result of expenses associated with the Alfmeier and Dacheng acquisitions including previously noted SG&A expenses and $3.8 million realized foreign currency loss. The Company incurred minimal restructuring expenses in the current-year period, compared to $0.7 million in the prior-year period.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $43.2 million during the third quarter of 2022 compared to $30.5 million in the prior year, a year-over-year increase of $12.7 million or 41.7%.

Income tax expense in the 2022 third quarter was $5.8 million, as compared with $4.6 million in the prior-year period. The effective tax rate was 37.1% for the current-year quarter.

GAAP diluted earnings per share for the third quarter of 2022 was $0.29 compared with $0.47 for the prior-year period. Adjusted diluted earnings per share, excluding acquisition expenses, unrealized currency loss, non-cash purchase accounting impact, and other impacts (see table herein), was $0.70. Adjusted diluted earnings per share in the prior-year period was $0.51.

Guidance

The Company maintains its total company full-year 2022 guidance but updates acquisition assumptions that were initially provided in its second quarter 2022 earnings release on August 2, 2022:

•
Product revenues between $1.15 billion and $1.25 billion, based on the current forecast of customer orders, supply chain constraints, estimated recovery of industry-wide semiconductor supply, light vehicle production in the Company’s key markets growing at a low single-digit rate in 2022 versus 2021 and current foreign exchange rates
•
Adjusted EBITDA margin between 10% and 12% of product revenues
•
Assumes approximately $100 million of product revenues and low single-digit EBITDA margin rate from the acquisitions
•
Full-year effective tax rate between 29% and 31%
•
Capital expenditures between $50 million and $60 million

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-877-300-8521 (callers in the U.S.) or +1-412-317-6026 (callers outside this U.S.). The passcode for the live call is 10172220.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available approximately two hours after the call until 11:59 pm Eastern Time on November 16, 2022. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 10172220.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery performance solutions, cable systems, lumbar and massage comfort solutions, valve system technologies, and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets.

Gentherm has approximately 13,000 employees in facilities in the United States, Germany, China, Czech Republic, Hungary, Japan, Malta, Mexico, North Macedonia, South Korea, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Forward-Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including that:

•
the current supply-constrained environment the Company is facing involving component shortages, manufacturing disruptions, logistics challenges and inflationary pressures, and any future material delays or inflationary pressures in the supply chain of the Company or the automotive original equipment manufacturers or first tier suppliers supplied by the Company;
•
the period of sustained price increases for various material components and shipping costs currently experienced in the automotive industry, which may continue for longer than the Company expects;
•
risks relating to the Company’s recent acquisitions of Alfmeier and Dacheng Medical (the “Acquisitions”), including: the Company’s increased debt leverage following the closing of the Acquisitions; risks inherent in the achievement of expected financial results, growth prospects and cost synergies for each of the Acquisitions and the timing thereof; and integration risks;
•
the impact of industry or consumer behaviors on future automotive vehicle production and the Company’s strategy to develop and sell products tailored to evolving market demands, including the development and use of autonomous and electric vehicles and increasing use of car- and ride-sharing and on-demand transportation as a service, as well as related regulations;
•
labor shortages, wage inflation and work stoppages impacting the Company, its suppliers or customers;
•
the COVID-19 pandemic and its direct and indirect adverse impacts on the automobile and medical industries and global economy, which had, and are likely to continue to have, an adverse effect on, among other things, the Company’s results of operations, financial condition, cash flows, liquidity, business operations, and stock price;
•
borrowing availability under the Company’s revolving credit facility;
•
the Company’s failure to be in compliance with covenants under its debt agreements, which could result in the amounts outstanding thereunder being accelerated and becoming immediately due and payable;
•
the Company’s ability to obtain additional financing by accessing the capital markets, which may not be available on acceptable terms or at all;
•
the macroeconomic environment, including its impact on the automotive industry, which is cyclical;
•
any significant declines in automobile production;
•
market acceptance of the Company’s existing or new products, and new or improved competing products developed by competitors with greater resources;
•
shifting customer preferences, including due to the evolving use of automobiles and technology;

•
the Company’s ability to project future sales volumes, based on which the Company manages its business;
•
reductions in new business awards due to the macroeconomic environment, COVID-19 and related uncertainties;
•
the Company’s ability to convert new business awards into product revenues;
•
the loss, material reduction in sales from or the insolvency of any of the Company’s key customers, including due to M&A or other market consolidation of OEMs and Tier 1s;
•
the loss of any key suppliers;
•
the impact of price downs in the ordinary course, or additional increased pricing pressures from the Company’s customers;
•
the feasibility of Company’s development of new products on a timely, cost effective basis, or at all;
•
security breaches and other disruptions to the Company’s IT systems;
•
changes in free trade agreements or the implementation of additional tariffs, and the Company’s ability to pass-through tariff costs;
•
unfavorable changes to currency exchange rates and interest rates;
•
the Company’s ability to protect its intellectual property in certain jurisdictions;
•
the Company’s ability to effectively implement restructuring and other cost-savings measures or realize the full amount of estimated savings;
•
compliance with, and increased costs related to, domestic and international regulations, including potential climate change regulations;
•
the Ukraine-Russia conflict, which has led to and could lead to further challenges and disruptions in our manufacturing operations in our Ukraine facility and further global economic sanctions and market disruptions, including significant volatility in commodity prices, credit and capital markets, supply constraints of natural gas, as well as supply chain interruptions;
•
changes in government leadership and laws, political instability and economic tensions between governments, including as a result of the ongoing Ukraine-Russian conflict; and
•
severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof, each of which may present material risks to the Company’s future business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product revenues	$332,962	$243,384	$861,334	$797,924
Cost of sales	252,610	173,997	657,492	561,655
Gross margin	80,352	69,387	203,842	236,269
Operating expenses:
Net research and development expenses	22,666	20,590	62,425	56,420
Selling, general and administrative expenses	34,859	27,344	96,109	83,093
Restructuring expenses	6	749	561	3,631
Total operating expenses	57,531	48,683	159,095	143,144
Operating income	22,821	20,704	44,747	93,125
Interest expense, net	714	(515)	(1,285)	(2,184)
Foreign currency (loss) gain	(8,285)	133	(1,516)	391
Other income	361	10	698	13
Earnings before income tax	15,611	20,332	42,644	91,345
Income tax expense	5,784	4,646	13,998	17,959
Net income	$9,827	$15,686	$28,646	$73,386
Basic earnings per share	$0.30	$0.47	$0.87	$2.22
Diluted earnings per share	$0.29	$0.47	$0.86	$2.19
Weighted average number of shares – basic	33,162	33,178	33,106	33,075
Weighted average number of shares – diluted	33,470	33,609	33,460	33,489

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY AND RECONCILIATION OF FOREIGN CURRENCY TRANSLATION IMPACT

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Climate Control Seat	$112,059	$89,991	24.5%	$311,281	$297,393	4.7%
Seat Heaters	75,568	61,516	22.8%	210,367	208,101	1.1%
Steering Wheel Heaters	31,482	24,578	28.1%	89,169	80,139	11.3%
Automotive Cables	18,338	19,465	(5.8)%	59,662	66,686	(10.5)%
Battery Performance Solutions	20,331	16,928	20.1%	55,395	52,265	6.0%
Electronics	12,083	11,567	4.5%	33,190	41,324	(19.7)%
Lumbar and Massage Comfort Solutions (a)	22,740	—	100.0%	22,740	—	100.0%
Valve System Technologies (a)	18,542	—	100.0%	18,542	—	100.0%
Other Automotive	11,412	8,983	27.0%	29,224	21,595	35.3%
Subtotal Automotive segment	322,555	233,028	38.4%	829,570	767,503	8.1%
Medical segment (b)	10,407	10,356	0.5%	31,764	30,421	4.4%
Total Company	$332,962	$243,384	36.8%	$861,334	$797,924	7.9%

Foreign currency translation impact (c)	(18,438)	—		(38,609)	—
Total Company, excluding foreign currency translation impact	$351,400	$243,384	44.4%	$899,943	$797,924	12.8%

(a) Represents product revenues from Alfmeier since the acquisition date of August 1, 2022.
(b) Includes product revenues of $1,234 from Dacheng since the acquisition date of July 13, 2022.
(c) Foreign currency translation impacts for the Automotive segment and Medical segment were $(18,068) and $(370), respectively, for the three months ended September 30, 2022.

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$9,827	$15,686	$28,646	$73,386
Add back:
Depreciation and amortization	11,774	9,859	30,259	29,182
Income tax expense	5,784	4,646	13,998	17,959
Interest (income) expense, net (a)	(714)	515	1,285	2,184
Adjustments:
Restructuring expense	6	749	561	3,631
Unrealized currency loss (gain)	5,308	(1,039)	(1,032)	(1,345)
Acquisition expenses (b) (c)	11,349	65	18,357	1,023
Other	(157)	—	(483)	—
Adjusted EBITDA	$43,177	$30,481	$91,591	$126,020

Product revenues	$332,962	$243,384	$861,334	$797,924
Adjusted EBITDA %	13.0%	12.5%	10.6%	15.8%

(a) Includes $3,191 and $2,498 of interest income for the three and nine months ended September 30, 2022, respectively, related to mark-to-market adjustment of our floating-to-fixed interest rate swap agreement with a notional amount of $100,000.

(b) Includes realized foreign currency loss of $3,806 for the three and nine months ended September 30, 2022, related to foreign currency forward contracts used to hedge the foreign currency risk associated with the forecasted purchase of Alfmeier.

(c) Includes compensation expense of $1,091 for the three and nine months ended September 30, 2022, related to accruals for Dacheng contingent payments that were negotiated with seller as part of the Dacheng acquisition. These contingent payments are expected to be paid upon the achievement of certain performance metrics and continued employment of the former majority shareholder of Dacheng.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided here or elsewhere information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted EBITDA margin, adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), free cash flow, Net Debt, organic revenue, revenue excluding acquired businesses and foreign currency translation, revenue excluding foreign currency translation, and gross margin rate excluding acquired businesses, each a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by product revenues. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Free Cash Flow as Net cash (used in) provided by operating activities less Purchases of property and equipment. The Company defines Net Debt as the principal amount of all Consolidated Funded Indebtedness (as defined in the Credit Agreement) less cash and cash equivalents. The Company defines organic revenue as revenue, excluding revenue from acquired businesses. Note that in recent prior periods, the Company used organic revenue instead to be revenue excluding foreign currency translation (see below). The Company defines revenue excluding acquired businesses and foreign currency translation as revenue, excluding the revenue from acquired businesses and the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates. The Company defines revenue excluding foreign currency translation as revenue, excluding the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates.

The Company’s reconciliations are included in this release or can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated November 2, 2022.

In evaluating its business, the Company considers and uses Free Cash Flow and Net Debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management provides such non-GAAP financial measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis by excluding matters not indicative of the Company’s ongoing operating or liquidity results. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur revenues, expenses, and cash and non-cash obligations that are the same as or similar to some of the adjustments in our presentation of non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There also can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. Other companies in our industry may define and calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance or liquidity, investors should not consider these non-GAAP measures in isolation, or as a substitute for net income, revenue or other consolidated income statement or cash flow statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release and other public communications may include estimates of future Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$9,827	$15,686	$28,646	$73,386
Non-cash purchase accounting impact	2,842	2,141	6,426	6,241
Restructuring expenses	6	749	561	3,631
Unrealized currency loss (gain)	5,308	(1,039)	(1,032)	(1,345)
Acquisition expenses (a) (b)	11,349	65	18,357	1,023
Other	(157)	—	(483)	—
Tax effect of above	(5,822)	(566)	(7,020)	(2,557)
Adjusted net income	$23,353	$17,036	$45,455	$80,379

Weighted average shares outstanding:
Basic	33,162	33,178	33,106	33,075
Diluted	33,470	33,609	33,460	33,489

Earnings per share, as reported:
Basic	$0.30	$0.47	$0.87	$2.22
Diluted	$0.29	$0.47	$0.86	$2.19
Adjusted earnings per share:
Basic	$0.70	$0.51	$1.37	$2.43
Diluted	$0.70	$0.51	$1.36	$2.40

(a) Includes realized foreign currency loss of $3,806 for the three and nine months ended September 30, 2022, related to foreign currency forward contracts used to hedge the foreign currency risk associated with the forecasted purchase of Alfmeier.

(b) Includes compensation expense of $1,091 for the three and nine months ended September 30, 2022, related to accruals for Dacheng contingent payments that were negotiated with seller as part of the Dacheng acquisition. These contingent payments are expected to be paid upon the achievement of certain performance metrics and continued employment of the former majority shareholder of Dacheng.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$139,163	$190,606
Accounts receivable, net	248,570	182,987
Inventory:
Raw materials	154,273	96,426
Work in process	17,157	9,495
Finished goods	62,465	53,556
Inventory, net	233,895	159,477
Other current assets	84,344	32,775
Total current assets	705,972	565,845
Property and equipment, net	228,056	155,270
Goodwill	125,273	66,033
Other intangible assets, net	68,639	37,554
Operating lease right-of-use assets	30,214	24,387
Deferred income tax assets	66,322	69,630
Other non-current assets	16,857	16,624
Total assets	$1,241,333	$935,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$208,338	$122,727
Current lease liabilities	7,448	5,669
Current maturities of long-term debt	3,540	2,500
Other current liabilities	100,898	82,193
Total current liabilities	320,224	213,089
Long-term debt, less current maturities	232,000	36,250
Non-current lease liabilities	22,013	19,789
Pension benefit obligation	5,850	6,832
Other non-current liabilities	37,157	5,577
Total liabilities	$617,244	$281,537
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 33,196,404 and 33,008,185 issued and outstanding at September 30, 2022 and December 31, 2021, respectively	119,801	118,646
Paid-in capital	5,477	5,866
Accumulated other comprehensive loss	(96,051)	(36,922)
Accumulated earnings	594,862	566,216
Total shareholders’ equity	624,089	653,806
Total liabilities and shareholders’ equity	$1,241,333	$935,343

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating Activities:
Net income	$28,646	$73,386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,470	29,430
Deferred income taxes	(1,207)	3,867
Non-cash stock based compensation	3,383	11,760
Loss on disposition of property and equipment	620	638
Other	881	(650)
Changes in assets and liabilities:
Accounts receivable, net	(55,780)	26,162
Inventory	(48,930)	(34,019)
Other assets	(10,868)	597
Accounts payable	60,983	9,231
Other liabilities	4,759	(3,296)
Net cash provided by operating activities	12,957	117,106
Investing Activities:
Purchases of property and equipment	(25,737)	(29,585)
Proceeds from the sale of property and equipment	175	11
Acquisition of businesses, net of cash acquired	(224,097)	(2,827)
Proceeds from deferred purchase price of factored receivables	2,168	—
Cost of technology investments	(350)	(7,557)
Net cash used in investing activities	(247,841)	(39,958)
Financing Activities:
Borrowings on debt	207,000	—
Repayments of debt	(11,559)	(151,993)
Proceeds from the exercise of Common Stock options	1,556	7,467
Taxes withheld and paid on employees' share-based payment awards	(5,415)	(3,991)
Acquisition contingent consideration payment	—	(69)
Net cash provided by (used in) financing activities	191,582	(148,586)
Foreign currency effect	(8,141)	(1,821)
Net decrease in cash and cash equivalents	(51,443)	(73,259)
Cash and cash equivalents at beginning of period	190,606	268,345
Cash and cash equivalents at end of period	$139,163	$195,086
Supplemental disclosure of cash flow information:
Cash paid for taxes	$13,509	$12,348
Cash paid for interest	$3,334	$1,823